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                         [CD RADIO LETTERHEAD]


FOR IMMEDIATE RELEASE

                        CD RADIO PRIVATE PLACEMENT


Washington, D.C. - Sept. 18, 1996 - CD Radio Inc. (Nasdaq: CDRD) announced today that it has received commitments of approximately $50 million for a private placement of convertible preferred securities, convertible into common stock at discounts to future market prices. The commitments are subject to certain conditions, including conditions related to the licensing of the Company by the Federal Communications Commission to provide a digital audio radio service and to the preparation and execution of definitive documentation with respect to the transaction, and contains certain limitations on the Company's use of proceeds. There can be no assurance that the Company will receive a digital audio radio license, or that commitments will not be modified, withdrawn or terminated, or that the sale of any or all of the issue will be completed. These securities have not been registered under the Securities Act of 1933 or any state securities law, and may not be offered or sold without registration or pursuant to a valid exemption from registration.

CD Radio is the world leader in the emerging satellite radio broadcasting industry. The Company is engaged in the development of a subscription based satellite radio system for the delivery of 30 channels of commercial-free, compact disc quality music to be broadcast directly to motorists throughout the United States.

For Further Information
Contact: David Margolese
(202) 296-6192